Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the use of our report dated March 6, 2006 relating to the consolidated financial statements of Guardian International, Inc. and its subsidiaries, as of December 31, 2005 and 2004, by Devcon International Corp. as part of this Form 8-K. It should be noted that we have performed no audit procedures subsequent to March 6, 2006, the date of our report. Furthermore, we have not audited any financial statements of Guardian International, Inc. as of any date or for any period subsequent to December 31, 2005.

McKEAN, PAUL, CHRYCY, FLETCHER & CO.

Miami, Florida,

    May 19, 2006.